STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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
                                              Three months December 31,
                                                1998             1997
                                             ----------      -----------
Net income                                   $  358,840       $  350,792
Weighted average shares outstanding           1,746,315        1,688,131
Earnings per common share - Basic            $     0.21       $     0.21
                                             ==========       ==========


Assumed average shares for stock options        188,529          248,713

Assumed purchase of shares using treasury
  method for diluted earnings per share
  Stock Options at $6.49-6.40/average price      89,802          150,692

Additional number of shares assumed
  issued                                         98,727           98,021

Common and common equivalent shares
  outstanding for diluted earnings
  per share                                   1,845,042        1,786,152

Diluted earnings per common share            $     0.19       $     0.20
                                             ==========       ==========

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